UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

Prosper Marketplace, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179941-01	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Main Street, 3rd Floor San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 7, 2015, Prosper Marketplace, Inc. (“PMI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with several investors (collectively, the “Share Purchasers”), pursuant to which, PMI agreed to issue and sell to such Share Purchasers 4,777,728 shares of PMI’s Series D Preferred Stock (the “Shares”) for an aggregate purchase price of $165 million.

Under the terms of the Shares, the Share Purchasers will have the right to convert the Shares into common stock upon request. In addition, each Share will automatically convert into a share of PMI common stock (i) immediately prior to the closing of an initial public offering that values PMI at least at $2 billion and that results in aggregate proceeds to PMI of at least $100 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding preferred stock (on an as-converted basis) including at least 14% of the voting power of the outstanding Series A-1 Preferred Stock and at least 60% of the voting power of the outstanding Series D Preferred Stock. At present, the Series D Preferred Stock converts into PMI common stock at a 1:1 ratio.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: April 10, 2015	By	/s/ Natasha Cupp
Natasha Cupp
Assistant General Counsel